Exhibit (h)(ii)

Vining Sparks	EXECUTION COPY
SELECTED DEALER AGREEMENT
Ladies and Gentlemen:
     The undersigned distributor (the “Distributor” or “us” or “we”), which is a member firm of the National Association of Securities Dealers, Inc. (the “NASD”), has an agreement with Access Capital Strategies Community Investment Fund, Inc. (the “Fund”), pursuant to which it acts as the exclusive placement agent for the sale of shares of the Fund (“Shares”) and as such has the right to market the private placement offering of the Shares to potential investors. The Fund is a non-diversified closed-end management investment company that has elected status as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Shares are offered to qualified investors in a private placement offering pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The term “Private Offering Memorandum” used herein refers to the Fund’s Private Offering Memorandum as in effect from time to time. We offer to retain [VINING SPARKS] (the “Selected Dealer” or “you”) to market the private placement offering of Shares to potential investors, upon and subject to the terms and conditions of this Agreement.
     1. In marketing the private placement offering of Shares, you shall act as agent for your own client and in no transaction shall you have any authority to act as agent for the Fund or for us, except in connection with special programs as we may from time to time agree, in which case you shall have authority to market the private placement offering of Shares, as agent for the Fund, to participants in such program.
     2. As a selected dealer, you are hereby authorized to market the private placement offering of the Shares to institutional accredited investors as described in, and in accordance with, the Fund’s then current Private Offering Memorandum and the private placement procedures provided to you by the Distributor or the Fund from time to time (the “Private Offering Procedures”). In marketing Shares, the Selected Dealer agrees to abide by the Private Offering Memorandum and the Private Offering Procedures in all respects and to comply with the requirements of all applicable federal and state laws and NASD rules and regulations.
     3. The Distributor agrees to pay to you the payments in the amounts and on the dates specified in Schedule A attached hereto.
     4. You shall indemnify and hold harmless the Distributor, the Fund and each person affiliated with the Distributor or the Fund, and their respective officers, directors, employees, partners and shareholders from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with your violation of any of the provisions of this Agreement, provided, however, that in no case is the foregoing indemnity to be deemed to protect the Distributor or any such affiliated persons, officers, directors, shareholders, partners or employees thereof against any liability to the Fund or its security holders to which the Distributor or any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their obligations and duties under this Agreement.

     5. You agree to take full responsibility for the suitability and proper supervision of recommendations to purchase Shares by your customers.
     6. No person is authorized to make any representations concerning the Shares or the Fund except those contained in the then current Private Offering Memorandum of the Fund and in such information subsequently issued by us or the Fund as information supplemental to the Private Offering Memorandum. You shall rely solely on the representations contained in the Private Offering Memorandum and supplemental information above mentioned. You shall not furnish to any person any information or documentation relating to the Shares or the Fund other than the then current Private Offering Memorandum of the Fund and any other literature or documentation provided to you, or approved, by us. You shall not use through the internet or otherwise any sales literature or advertisement regarding the Fund without our prior written consent.
     7. You agree to deliver to each of the investors sourced by you that is entering into a commitment to purchase Shares a copy of the then current Private Offering Memorandum of the Fund at or prior to the time of such commitment. You agree thereafter to deliver to such investors, to the extent applicable, copies of the annual and interim reports and proxy solicitation materials of the Fund. You further agree to endeavor to obtain any such proxies from such purchasers. Additional copies of the Private Offering Memorandum, annual or interim reports and proxy solicitation materials, if any, of the Fund will be supplied to you in reasonable quantities upon request and after proper pre-qualification of the prospective investor.
     8. We reserve the right in our discretion, without notice, to suspend or withdraw the offering of Shares entirely or to certain persons or entities specified by us. Each party hereto has the right to cancel this agreement upon notice to the other party. Cancellation will not affect any outstanding order or transaction, any provision of this Agreement intended to survive cancellation, or any legal right or obligations which may have arisen prior to cancellation. This Agreement may not be amended or modified in any respect, nor may any provision be waived, without the written agreement of both parties.
     9. We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the continuous offering of the Shares. We shall be under no liability to you or to your customers except for lack of good faith and for obligations expressly assumed by us herein. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a waiver by you of compliance with any provision of the Securities Act, or of the rules and regulations of the Securities and Exchange Commission issued thereunder.
     10. You represent that you are a broker-dealer registered under the Securities Exchange Act of 1934 and a member in good standing with the National Association of Securities Dealers, Inc. (“NASD”). You agree to notify us immediately if you cease to be registered or licensed as a broker or dealer, or fail to be a member in good standing of the NASD. In connection with the offer, sale, redemption or exchange of shares, each party agrees to comply with the Conduct Rules of such Association, including Rule 2830, and with all the applicable Federal and State securities laws. You agree to promptly advise the Distributor if you receive notice of any investor complaint, litigation initiated or threatened, or communication by a regulatory authority which relates to a Fund or to a transaction in Shares by you, and you agree to provide us information and documentation thereon as we may request.
     11. All communications to us should be sent to the address below. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.
     12. This Agreement represents the entire agreement between the parties and supersedes any prior Selected Dealer Agreement entered into by the parties hereto with respect to Shares.

     13. This Agreement shall be governed by the laws of the State of New York without reference to conflicts of law principles. If a dispute arises between us and you with respect to this Agreement that we are unable to resolve ourselves, it shall be settled by arbitration in accordance with the then existing NASD Code of Arbitration Procedure. We agree that, to the extent permitted by such Code, the arbitrator(s) shall be selected from the securities industry.
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, the parties have executed this Selected Dealer Agreement effective as of the date written below.

FAM DISTRIBUTORS, INC.

By:

Title:

Accepted:

[VINING SPARKS] (authorized signature)

By:

Name:

Title:

Address:

Date:

Consented to:

ACCESS CAPITAL STRATEGIES COMMUNITY
INVESTMENT FUND, INC.

By:

Title:

Please return one signed original
of this agreement by US Mail and a copy by fax to:
FAM DISTRIBUTORS, INC.
Legal Advisory
800 Scudders Mill Road
Plainsboro, NJ 08536
Attn: Armento Kirkland
Fax: 609-282-3222

Schedule A to Selected Dealer Agreement
Payments to Selected Dealer
     (a) A fee equal to 0.125% of the aggregate commitments of prospective investors in the Fund sourced directly by the Selected Dealer. The fee relating to any such commitment shall be payable on the first business day of the calendar quarter commencing immediately following the calendar quarter during which the first to occur of the following events occurs: (i) the funding of such commitment pursuant to a capital call; or (ii) a default in the funding of such commitment that remains uncured for 30 days.
     (b) The aggregate commitment of any investor may be subject to more than one capital call and the fee payable on any date pursuant to clause (a) of this Schedule shall only be payable with respect to the portion of the aggregate commitment subject to the applicable capital call.
     c) Once the aggregate amount of Shares of the Fund sourced by the Selected Dealer exceeds $50,000,000, the fee referred to in clause (a) of this Schedule shall be increased to 0.15% for all commitments thereafter sourced directly by the Selected Dealer.
     (d) Promptly upon each anniversary of the date upon which an investor sourced directly by the Selected Dealer purchased Shares in the Fund, the Distributor shall pay to the Selected Dealer an additional fee in an amount equal 0.05% of the aggregate net asset value of the Shares that were purchased on such date (but only to the extent that such Shares have not been redeemed or withdrawn from the Fund on or before the applicable anniversary of such date).
     (e) The Selected Dealer shall bear all of the costs and expenses it incurs in fulfilling its obligations under the Selected Dealer Agreement.